Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Announces Schedule for Fourth Quarter 2022 Earnings Release and Preliminary Results

CHICAGO, January 26, 2023 — Kemper Corporation (NYSE: KMPR) today announced that after the markets close on Thursday, February 2, 2023, Kemper will issue its fourth quarter 2022 earnings release and financial supplement. The company expects to file its annual report on Form 10-K with the Securities and Exchange Commission approximately one week later. Following their publication, these documents will be available in the investor section of kemper.com.

PRELIMINARY RESULTS

Preliminary results for the fourth quarter of 2022 include an estimated net loss between $50 million and $65 million and an estimated adjusted consolidated net operating loss between $25 million and $35 million.

Estimated fourth quarter and full year recorded combined ratios are as follows:

Preliminary	Three months ended December 31, 2022	Twelve months ended December 31, 2022
Kemper Auto	109%	108%
Kemper Personal Insurance	111%	114%

•The fourth quarter of 2022 combined ratios were adversely impacted by increases in claim reserve for the first three quarters of 2022 and prior year claim reserve additions.
•The preliminary unfavorable prior year reserve development of $8 million in the fourth quarter was primarily driven by an increase in third party loss settlement costs, reduced salvage values, and an increase in Florida PIP defense costs.
•The Kemper Auto fourth quarter preliminary combined ratio of 109 percent includes $7 million of adverse loss and legal cost development for the first three quarters of 2022.
•The Kemper Personal Insurance fourth quarter preliminary combined ratio of 111 percent includes $3 million of adverse loss and legal cost development for the first three quarters of 2022.
•For the year, Kemper recorded preliminary favorable prior year reserve development of $17 million.
•Preliminary catastrophe losses for the fourth quarter 2022 were $9 million.

CONFERENCE CALL DETAILS

Kemper will host its conference call to discuss fourth quarter 2023 results on Thursday, February 2, 2023, at 5:00 pm Eastern (4:00 pm Central). The conference call will be accessible via the internet and by telephone at 844.200.6205, access code 906245. To listen via webcast, register online at the investor section of kemper.com at least 15 minutes prior to the webcast to install any necessary software. A replay of the webcast will be available online at the investor section of kemper.com.

About Kemper
The Kemper family of companies is one of the nation's leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance and Life brands. Kemper serves over six million policies, is represented by 33,500 agents and brokers, and has 10,100 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper.

Contacts
Investors: Karen Guerra, 312.668.9720, investors@kemper.com
News Media: Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com